EXPLANATION OF RESPONSES
(1)	Held directly by Insight Venture Partners (Cayman) VII, L.P.
(2)	Held directly by Insight Venture Partners (Delaware) VII, L.P.
(3)	Held directly by Insight Venture Partners VII (Co-Investors), L.P.
(4)	Held directly by Insight Venture Partners VII, L.P.
(5)
Each share of Series A-1 Convertible Preferred Stock shall automatically convert into Common Stock on a one-to-one basis immediately prior to the completion of the Issuer's initial public offering of Common Stock and has no expiration date.

(6)
Each share of Series B Convertible Preferred Stock shall automatically convert into Common Stock on a one-to-one basis immediately prior to the completion of the Issuer's initial public offering of Common Stock and has no expiration date.

(7)
Each share of Series C Convertible Preferred Stock shall automatically convert into Common Stock on a one-to-one basis immediately prior to the completion of the Issuer's initial public offering of Common Stock and has no expiration date.

(8)
Each share of Series D Convertible Preferred Stock shall automatically convert into Common Stock on a one-to-one basis immediately prior to the completion of the Issuer's initial public offering of Common Stock and has no expiration date.